Investor Relations
Jeremy Steffan
Director, Investor Relations
(952) 887-7962, jeremy.steffan@toro.com

Media Relations
Branden Happel
Senior Manager, Public Relations
(952) 887-8930, branden.happel@toro.com

For Immediate Release
The Toro Company Reports Fourth-Quarter and Full-Year Fiscal 2023 Financial Results
Strength in Professional Segment Drives Full-Year Net Sales Growth

•Full-year net sales of $4.55 billion, compared to $4.51 billion in fiscal 2022
•Full-year reported diluted EPS of $3.13 and *adjusted diluted EPS of $4.21, compared to $4.20 reported and *adjusted diluted EPS in fiscal 2022
•Fourth-quarter net sales of $0.98 billion, compared to $1.17 billion in the same period of fiscal 2022
•Fourth-quarter reported diluted EPS of $0.67 and *adjusted diluted EPS of $0.71, compared to $1.12 reported diluted EPS and $1.11 *adjusted diluted EPS in the same period of fiscal 2022
•Full-year fiscal 2024 guidance of *adjusted diluted EPS in the range of $4.25 to $4.35
BLOOMINGTON, Minn.—(BUSINESS WIRE) — December 20, 2023—The Toro Company (NYSE: TTC), a leading worldwide provider of innovative solutions for the outdoor environment, today reported results for its fiscal fourth-quarter and full-year ended October 31, 2023.
“We delivered full-year net sales and adjusted diluted earnings per share growth for fiscal 2023 in an exceptionally dynamic environment, a testament to the strength of our portfolio and our talented team of employees and channel partners,” said Richard M. Olson, chairman and chief executive officer. “Demand for our innovative products was robust across much of our professional segment this year, with notable strength in our underground and specialty construction, and golf and grounds businesses. This strength offset the sharp year-over-year reduction in homeowner demand and acceleration of channel destocking for residential and professional segment lawn care solutions, which was driven by a combination of weather and macro factors.
“We exceeded our expectation for fourth-quarter adjusted diluted EPS, a result of swift actions to align production and costs with current conditions in our various markets. We increased output for our businesses with elevated order backlog, decreased output for residential and professional lawn care solutions, and drove productivity gains and prudent expense management across the enterprise.”

OUTLOOK
“Our market leadership and strong business fundamentals give us confidence in our ability to capitalize on both near- and long-term growth opportunities, including the current exceptional demand in key professional markets, and the eventual rebound expected from homeowner markets,” continued Olson. “As we enter the new fiscal year, we expect to benefit from the strength of our portfolio, a more stable supply chain and our new strategic partnership with Lowe’s. For our underground and specialty construction, and golf and grounds businesses, we expect a more reliable supply of components will support increased, flexible production capacity within our existing manufacturing footprint. With this, we intend to improve lead times to better serve our customers and reduce the substantial order backlog that has resulted from the sustained strength in demand for these products. Additionally, we expect incremental growth from our expanded mass channel will help offset headwinds from elevated field inventory levels of residential and professional snow and lawn care solutions.
“Innovation is the lifeblood of our company, supported by both our strong balance sheet and our unwavering commitment to invest in new products and technologies that provide productivity and other benefits for customers. The Toro Company’s innovation leadership spans across our markets, with a steady introduction of advanced solutions that we expect will drive long-term profitable growth and value for all stakeholders. This includes our recent launch of the AT120, the world’s largest and most powerful all-terrain horizontal directional drill, as well as our expanded line of Workman® utility vehicles and new line of Vista® people mover vehicles.
“Our focus on innovation and productivity extends to our operations, demonstrated by our proven track record of strategically managing the business to deliver consistent, positive financial results. This focus aligns with our recent launch of a transformational productivity initiative we have named AMP, which stands for “Amplifying Maximum Productivity.” We expect this multi-year initiative to result in annualized cost savings of more than $100 million by fiscal 2027, driven by sustainable supply-base, design-to-value, and route-to-market transformation. We intend to reinvest a portion of the savings from this initiative, to drive further innovation and growth. We look forward to the coming year with confidence and optimism, guided by our enterprise strategic priorities of accelerating profitable growth, driving productivity and operational excellence, and empowering people.”
For fiscal 2024, management expects low-single-digit total company net sales growth and *adjusted diluted EPS1 in the range of $4.25 to $4.35. The company's guidance is based on current visibility and reflects expectations for continued strong demand and more stable supply for businesses with elevated order backlog, the continuation of macro factors that have driven increased consumer and channel caution, and manufacturing inefficiencies as production and inventory levels continue to be adjusted to market conditions. This guidance also considers the below-average snowfall activity fiscal year-to-date, assumes more typical weather patterns for the upcoming spring and summer seasons, and includes the expected incremental impact of an expanded residential segment mass channel.
1 Adjusted diluted EPS is a non-GAAP financial measure; please refer to the “Use of Non-GAAP Financial Information” for details regarding these measures. The company does not provide a quantitative reconciliation of the company’s projected guidance range for adjusted diluted EPS for fiscal 2024 to diluted EPS, which is the most directly comparable GAAP measure, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K.

FOURTH-QUARTER FISCAL 2023 FINANCIAL HIGHLIGHTS

	Reported			Adjusted*
(dollars in millions, except per share data)	FY23 Q4	FY22 Q4	% Change	FY23 Q4	FY22 Q4	% Change
Net Sales	$983.2	$1,172.0	(16)%	$983.2	$1,172.0	(16)%
Net Earnings	$70.3	$117.6	(40)%	$74.1	$117.3	(37)%
Diluted EPS	$0.67	$1.12	(40)%	$0.71	$1.11	(36)%
FULL-YEAR FISCAL 2023 FINANCIAL HIGHLIGHTS

	Reported			Adjusted*
(dollars in millions, except per share data)	FY23	FY22	% Change	FY23	FY22	% Change
Net Sales	$4,553.2	$4,514.7	1%	$4,553.2	$4,514.7	1%
Net Earnings	$329.7	$443.3	(26)%	$443.5	$444.2	—%
Diluted EPS	$3.13	$4.20	(26)%	$4.21	$4.20	—%

SEGMENT RESULTS
Professional Segment
•Professional segment net sales for the fourth quarter were $828.9 million, down 12.3% from $944.7 million in the same period last year. The decrease was primarily driven by lower shipments of contractor-grade lawn care equipment and snow products, and increased floor planning costs, partially offset by higher shipments of underground and specialty construction products, and golf and grounds equipment.
•Full-year fiscal 2023 professional segment net sales were $3.67 billion, up 7.1% from $3.43 billion last year. The increase was primarily due to higher shipments of underground and specialty construction, and golf and grounds products, net price realization, and the Intimidator Group acquisition, partially offset by lower shipments of contractor-grade lawn care equipment.
•Professional segment earnings for the fourth quarter were $124.5 million, down 21.8% from $159.2 million in the same period last year, and when expressed as a percentage of net sales, 15.0%, down from 16.8% in the prior-year period. The change was primarily due to higher material costs, lower net sales, and increased floor planning costs, partially offset by productivity improvements, and favorable product mix.
•Full-year fiscal 2023 professional segment earnings were $509.1 million, down 12.8% compared with $584.0 million in the prior fiscal year, and when expressed as a percentage of net sales, 13.9%, down from 17.0% last year. The decrease was primarily driven by non-cash impairment charges and higher material costs, partially offset by net price realization and productivity improvements.
Residential Segment
•Residential segment net sales for the fourth quarter were $148.4 million, down 33.6% from $223.5 million in the same period last year. The decrease was primarily driven by lower shipments of products broadly across the segment, partially offset by net price realization.
•Full-year fiscal 2023 residential segment net sales were $854.2 million, down 20.1% from $1.07 billion last year. The decrease was primarily due to lower shipments of products broadly across the segment, partially offset by net price realization.
•Residential segment earnings for the fourth quarter were $4.5 million, down 74.3% from $17.5 million in the same period last year, and when expressed as a percentage of net sales, 3.0%, down from 7.8% in the prior-year period. The decrease was primarily driven by higher inventory reserves, unfavorable product mix, and lower sales volume, partially offset by the benefits of net price realization, productivity improvements, and lower material costs.
•Full-year fiscal 2023 residential segment earnings were $68.9 million, down 38.9% from $112.7 million in the prior fiscal year, and when expressed as a percentage of net sales, 8.1%, down from 10.5% last year. The decrease was primarily driven by lower sales volume and unfavorable product mix, partially offset by net price realization.

OPERATING RESULTS
Gross margin for the fourth quarter was 33.5%, compared with 34.0% for the same prior-year period. *Adjusted gross margin for the fourth quarter was 33.6%, compared with 34.1% for the same prior-year period. The decreases in reported and *adjusted gross margin were primarily due to higher material costs and inventory reserves, partially offset by productivity improvements and favorable product mix.
For fiscal 2023, gross margin was 34.6%, compared to 33.3% for fiscal 2022. *Adjusted gross margin for fiscal 2023 was 34.7%, compared with 33.4% for fiscal 2022. The increases in reported and *adjusted gross margin were primarily driven by net price realization and productivity improvements, partially offset by higher material costs.
SG&A expense as a percentage of net sales for the fourth quarter was 23.9%, compared with 21.2% in the prior-year period. The increase was primarily driven by lower net sales, and increased investment in research and engineering, partially offset by lower warranty costs.
For fiscal 2023, SG&A expense as a percentage of net sales was 21.8%, compared with 20.5% for fiscal 2022. The increase was primarily due to higher corporate expenses, higher marketing and warranty costs, and increased investment in research and engineering.
Operating earnings as a percentage of net sales for the fourth quarter were 9.6%, compared with 12.8% in the same prior-year period. *Adjusted operating earnings as a percentage of net sales for the fourth quarter were 10.1%, compared with 12.9% in the same prior-year period.
For fiscal 2023, operating earnings as a percentage of net sales were 9.5%, compared with 12.8% in fiscal 2022. *Adjusted operating earnings as a percentage of net sales for fiscal 2023 were 12.9%, compared with 12.8% for fiscal 2022.
Interest expense was up $3.4 million for the fourth quarter to $14.9 million, and up $23.0 million for the full year to $58.7 million. The year-over-year increases were primarily due to higher average interest rates.
The reported effective tax rate for the fourth quarter was 19.1%, compared with 17.9% in the same prior-year period. The increase was primarily due to the geographic mix of earnings and higher tax benefits recorded as excess tax deductions for stock compensation in the prior-year period. The reported effective tax rate for the full year was 17.7%, compared with 19.8% in fiscal 2022. The decrease was primarily due to the impact of non-cash impairment charges and higher tax benefits recorded as excess tax deductions for stock compensation in fiscal 2023. The *adjusted effective tax rates for the fourth quarter and full year were 19.3% and 20.4%, respectively, compared with 18.5% and 20.2% in the comparable periods in fiscal 2022. The adjusted year-over-year differences were primarily driven by the geographic mix of earnings.
*Non-GAAP financial measure. Please refer to the “Use of Non-GAAP Financial Information” for details regarding these measures, as well as the tables provided for a reconciliation of historical non-GAAP financial measures to the most comparable GAAP measures.

LIVE CONFERENCE CALL
December 20, 2023 at 10:00 a.m. CST
www.thetorocompany.com/invest
The Toro Company will conduct its earnings call and webcast for investors beginning at 10:00 a.m. CST on December 20, 2023. The webcast will be available at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, install audio software.
About The Toro Company
The Toro Company (NYSE: TTC) is a leading worldwide provider of innovative solutions for the outdoor environment including turf and landscape maintenance, snow and ice management, underground utility construction, rental and specialty construction, and irrigation and outdoor lighting solutions. With net sales of $4.6 billion in fiscal 2023, The Toro Company’s global presence extends to more than 125 countries through a family of brands that includes Toro, Ditch Witch, Exmark, Spartan, BOSS, Ventrac, American Augers, Trencor, Pope, Subsite, HammerHead, Radius, Perrot, Hayter, Unique Lighting Systems, Irritrol, and Lawn-Boy. Through constant innovation and caring relationships built on trust and integrity, The Toro Company and its family of brands have built a legacy of excellence by helping customers work on golf courses, sports fields, construction sites, public green spaces, commercial and residential properties and agricultural operations. For more information, visit www.thetorocompany.com.
Use of Non-GAAP Financial Information
This press release and the related earnings call include certain non-GAAP financial measures, which are not calculated or presented in accordance with U.S. GAAP, as information supplemental and in addition to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP. The non-GAAP financial measures included within this press release and the related earnings call that are utilized as measures of operating performance consist of gross profit, gross margin, operating earnings, earnings before income taxes, net earnings, diluted EPS, and the effective tax rate, each as adjusted. The non-GAAP financial measures included within this press release and the related earnings call that are utilized as measures of liquidity consist of free cash flow and free cash flow conversion percentage.
The Toro Company uses these non-GAAP financial measures in making operating decisions and assessing liquidity because it believes these non-GAAP financial measures provide meaningful supplemental information regarding the company's core operational performance and cash flows, as a measure of the company's liquidity, and provide the company with a better understanding of how to allocate resources to both ongoing and prospective business initiatives. Additionally, these non-GAAP financial measures facilitate the company's internal comparisons for both historical operating results and competitors' operating results by factoring out potential differences caused by charges and benefits not related to the company's regular, ongoing business, including, without limitation, certain non-cash, large, and/or unpredictable charges and benefits; acquisitions and dispositions; legal judgments, settlements, or other matters; and tax positions. The company believes that these non-GAAP financial measures, when considered in conjunction with the financial measures prepared in accordance with U.S. GAAP, provide investors with useful supplemental financial information to better understand its core operational performance and cash flows.
Reconciliations of historical non-GAAP financial measures to the most comparable U.S. GAAP financial measures are included in the financial tables contained in this press release. These non-GAAP financial measures, however, should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the U.S. GAAP financial measures included within this press release and the company’s related earnings call. These non-GAAP financial measures may differ from similar measures used by other companies.
The Toro Company does not provide a quantitative reconciliation of the company’s projected range for adjusted diluted EPS for fiscal 2024 to diluted EPS, which is the most directly comparable GAAP measure, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The company’s adjusted diluted EPS guidance for fiscal 2024 excludes certain items that are inherently uncertain and difficult to predict, including certain non-cash, large and/or unpredictable charges and benefits; acquisitions and dispositions; legal judgments, settlements, or other matters; and tax positions. Due to the uncertainty of the amount or timing of these future excluded items, management does not forecast them for internal use and therefore cannot create a quantitative adjusted diluted EPS for fiscal 2024 to diluted EPS reconciliation without unreasonable efforts. A quantitative reconciliation of adjusted diluted EPS for fiscal 2024 to diluted EPS would imply a degree of precision and certainty as to these future items that does not exist and could be confusing to investors. From a qualitative perspective, it is anticipated that the differences between adjusted diluted EPS for fiscal 2024 to diluted EPS will consist of items similar to those described in the financial tables later in this release, including, for example and without limitation, certain non-cash, large, and/or unpredictable charges and benefits, such as impairment and restructuring charges; acquisitions and dispositions; legal judgments, settlements, or other matters; and tax positions. The timing and amount of any of these excluded items could significantly impact the company’s diluted EPS for a particular period.
Forward-Looking Statements
This news release contains forward-looking statements, which are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current assumptions and expectations of future events, and often can be identified by words such as “expect,” “strive,” “looking ahead,” “outlook,” “guidance,” “forecast,” “goal,” “optimistic,” “encourage,” “anticipate,” “continue,” “plan,” “estimate,” “project,” “target,” “improve,” “believe,” “become,” “should,” “could,” “will,” “would,” “possible,” “promise,” “may,” “likely,” “intend,” “can,” “seek,” “pursue,” “potential,” “pro forma,” variations of such words or the negative thereof, and similar expressions or future dates. Forward-looking statements involve risks and uncertainties that could cause actual events and results to differ materially from those projected or implied. Forward-looking statements in this release include the company’s fiscal 2024 financial guidance, expectations regarding demand trends, including incremental growth from strategic partnership with Lowe’s and the success of new products, supply chain stabilization and AMP, and other statements made under the "Outlook" section of this release. Particular risks and uncertainties that may affect the company’s operating results or financial position or cause actual events and results to differ materially from those projected or implied include: adverse worldwide economic conditions, including inflationary pressures and higher interest rates; the effect of abnormal weather patterns; customer, government and municipal revenue, budget spending levels and cash conservation efforts; loss of any substantial customer; inventory adjustments or changes in purchasing patterns by customers; fluctuations in the cost and availability of commodities, components, parts, and accessories, including steel, engines, hydraulics, and resins; disruption at or in proximity to its facilities or in its manufacturing or other operations, or those in its distribution channel customers, mass retailers or home centers where its products are sold, or suppliers; risks associated with acquisitions and dispositions, including the company's acquisition of the Intimidator Group and possible additional future impairment of goodwill or other intangible assets; impacts AMP and any future restructuring activities or productivity or cost savings initiatives; COVID-19 related factors, risks and challenges; the effect of natural disasters, social unrest, war and global pandemics; the level of growth or contraction in its key markets; the company’s ability to develop and achieve market acceptance for new products; increased competition; the risks attendant to international relations, operations and markets; foreign currency exchange rate fluctuations; financial viability of and/or relationships with the company’s distribution channel partners; management of strategic partnerships, key customer relationships, alliances or joint ventures, including Red Iron Acceptance, LLC; impact of laws, regulations and standards, consumer product safety, accounting, taxation, trade, tariffs and/or antidumping and countervailing duties petitions, healthcare, and environmental, health and safety matters; unforeseen product quality problems; loss of or changes in executive management or key employees; the occurrence of litigation or claims, including those involving intellectual property or product liability matters; impact of increased scrutiny on its environmental, social, and governance practices; and other risks and uncertainties described in the company’s most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission. The company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.
(Financial tables follow)

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in millions, except per-share data)

	Three Months Ended		Twelve Months Ended
	October 31, 2023	October 31, 2022	October 31, 2023	October 31, 2022
Net sales	$983.2	$1,172.0	$4,553.2	$4,514.7
Cost of sales	653.6	773.2	2,975.6	3,010.1
Gross profit	329.6	398.8	1,577.6	1,504.6
Gross margin	33.5%	34.0%	34.6%	33.3%
Selling, general and administrative expense	235.1	248.4	995.6	928.9
Non-cash impairment charges	—	—	151.3	—
Operating earnings	94.5	150.4	430.7	575.7
Interest expense	(14.9)	(11.5)	(58.7)	(35.7)
Other income, net	7.3	4.4	28.5	12.5
Earnings before income taxes	86.9	143.3	400.5	552.5
Provision for income taxes	16.6	25.7	70.8	109.2
Net earnings	$70.3	$117.6	$329.7	$443.3

Basic net earnings per share of common stock	$0.67	$1.13	$3.16	$4.23

Diluted net earnings per share of common stock	$0.67	$1.12	$3.13	$4.20

Weighted-average number of shares of common stock outstanding — Basic	104.2	104.5	104.4	104.8

Weighted-average number of shares of common stock outstanding — Diluted	104.9	105.3	105.3	105.6

Segment Data (Unaudited)
(Dollars in millions)

	Three Months Ended		Twelve Months Ended
Segment net sales	October 31, 2023	October 31, 2022	October 31, 2023	October 31, 2022
Professional	$828.9	$944.7	$3,674.6	$3,429.6
Residential	148.4	223.5	854.2	1,068.6
Other	5.9	3.8	24.4	16.5
Total net sales*	$983.2	$1,172.0	$4,553.2	$4,514.7

*Includes international net sales of:	$191.0	$222.4	$947.7	$879.2

	Three Months Ended		Twelve Months Ended
Segment earnings (loss) before income taxes	October 31, 2023	October 31, 2022	October 31, 2023	October 31, 2022
Professional	$124.5	$159.2	$509.1	$584.0
Residential	4.5	17.5	68.9	112.7
Other	(42.1)	(33.4)	(177.5)	(144.2)
Total segment earnings before income taxes	$86.9	$143.3	$400.5	$552.5

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in millions)

	October 31, 2023	October 31, 2022
ASSETS
Cash and cash equivalents	$193.1	$188.2
Receivables, net	407.4	332.7
Inventories, net	1,087.8	1,051.1
Prepaid expenses and other current assets	110.5	103.4
Total current assets	1,798.8	1,675.4

Property, plant, and equipment, net	641.7	571.7
Goodwill	450.8	583.3
Other intangible assets, net	540.1	585.8
Right-of-use assets	125.3	76.1
Investment in finance affiliate	50.6	39.3
Deferred income taxes	14.2	5.3
Other assets	22.8	19.1
Total assets	$3,644.3	$3,556.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$430.0	$578.7
Accrued liabilities	499.1	469.2
Short-term lease liabilities	19.5	15.7
Total current liabilities	948.6	1,063.6

Long-term debt	1,031.5	990.8
Long-term lease liabilities	112.1	63.6
Deferred income taxes	0.4	44.3
Other long-term liabilities	40.8	42.0

Stockholders’ equity:
Preferred stock	—	—
Common stock	103.8	104.0
Retained earnings	1,444.1	1,280.8
Accumulated other comprehensive loss	(37.0)	(33.1)
Total stockholders’ equity	1,510.9	1,351.7
Total liabilities and stockholders’ equity	$3,644.3	$3,556.0

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in millions)

	Twelve Months Ended
	October 31, 2023	October 31, 2022
Cash flows from operating activities:
Net earnings	$329.7	$443.3
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash income from finance affiliate	(19.2)	(8.8)
Distributions from (contributions to) finance affiliate, net	7.9	(9.9)
Depreciation of property, plant, and equipment	83.5	74.9
Amortization of other intangible assets	35.7	33.9
Stock-based compensation expense	19.4	22.1
Deferred income taxes	(47.9)	(12.3)
Non-cash impairment charges	151.3	—
Other	(0.2)	(0.1)
Changes in operating assets and liabilities, net of the effect of acquisitions:
Receivables, net	(71.6)	(19.3)
Inventories, net	(26.7)	(285.9)
Other assets	17.8	(30.2)
Accounts payable	(149.9)	66.3
Other liabilities	(23.0)	23.2
Net cash provided by operating activities	306.8	297.2

Cash flows from investing activities:
Purchases of property, plant, and equipment	(149.5)	(143.5)
Proceeds from insurance claim	7.1	—
Business combinations, net of cash acquired	(21.0)	(402.4)
Asset acquisitions, net of cash acquired	—	(7.2)
Proceeds from asset disposals	0.4	0.2
Proceeds from sale of a business	5.3	4.6
Net cash used in investing activities	(157.7)	(548.3)

Cash flows from financing activities:
Net borrowings under the revolving credit facility[1]	40.0	—
Long-term debt borrowings[1]	—	300.0
Long-term debt repayments[1]	—	—
Proceeds from exercise of stock options	19.7	10.3
Payments of withholding taxes for stock awards	(3.8)	(2.4)
Purchases of TTC common stock	(60.0)	(140.0)
Dividends paid on TTC common stock	(141.9)	(125.7)
Other	(1.5)	—
Net cash (used in) provided by financing activities	(147.5)	42.2

Effect of exchange rates on cash and cash equivalents	3.3	(8.5)

Net increase (decrease) in cash and cash equivalents	4.9	(217.4)
Cash and cash equivalents as of the beginning of the fiscal period	188.2	405.6
Cash and cash equivalents as of the end of the fiscal period	$193.1	$188.2
1    Presentation of prior year revolving credit facility and long-term debt activity has been conformed to the current year presentation. There was no change to net cash (used in) provided by financing activities.

THE TORO COMPANY AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in millions, except per-share data)
The following table provides a reconciliation of the non-GAAP financial performance measures used in this press release and the related earnings call to the most directly comparable measures calculated and reported in accordance with U.S. GAAP for the three and twelve month periods ended October 31, 2023 and October 31, 2022:

	Three Months Ended		Twelve Months Ended
	October 31, 2023	October 31, 2022	October 31, 2023	October 31, 2022
Gross profit	$329.6	$398.8	$1,577.6	$1,504.6
Acquisition-related costs[1]	—	0.3	0.2	1.6
Restructuring charges[2]	1.2	—	1.2	—
Adjusted gross profit	$330.8	$399.1	$1,579.0	$1,506.2

Gross margin	33.5%	34.0%	34.6%	33.3%
Acquisition-related costs[1]	—%	0.1%	—%	0.1%
Restructuring charges[2]	0.1%	—%	0.1%	—%
Adjusted gross margin	33.6%	34.1%	34.7%	33.4%

Operating earnings	$94.5	$150.4	$430.7	$575.7
Acquisition-related costs[1]	—	0.5	0.4	4.0
Restructuring charges[2]	5.0	—	5.0	—
Non-cash impairment charges[3]	—	—	151.3	—
Adjusted operating earnings	$99.5	$150.9	$587.4	$579.7

Operating earnings margin	9.6%	12.8%	9.5%	12.8%
Acquisition-related costs[1]	—%	0.1%	—%	—%
Restructuring charges[2]	0.5%	—%	0.1%	—%
Non-cash impairment charges[3]	—%	—%	3.3%	—%
Adjusted operating earnings margin	10.1%	12.9%	12.9%	12.8%

Earnings before income taxes	$86.9	$143.3	$400.5	$552.5
Acquisition-related costs[1]	—	0.5	0.4	4.0
Restructuring charges[2]	5.0	—	5.0	—
Non-cash impairment charges[3]	—	—	151.3	—
Adjusted earnings before income taxes	$91.9	$143.8	$557.2	$556.5

Income tax provision	$16.6	$25.7	$70.8	$109.2
Acquisition-related costs[1]	—	0.1	—	0.8
Restructuring charges[2]	1.1	—	1.1	—
Non-cash impairment charges[3]	—	—	36.7	—
Tax impact of stock-based compensation[4]	0.1	0.7	5.1	2.3
Adjusted income tax provision	$17.8	$26.5	$113.7	$112.3

Net earnings	$70.3	$117.6	$329.7	$443.3
Acquisition-related costs[1]	—	0.4	0.4	3.2
Restructuring charges[2]	3.9	—	3.9	—
Non-cash impairment charges[3]	—	—	114.6	—
Tax impact of stock-based compensation[4]	(0.1)	(0.7)	(5.1)	(2.3)
Adjusted net earnings	$74.1	$117.3	$443.5	$444.2

Diluted EPS	$0.67	$1.12	$3.13	$4.20
Acquisition-related costs[1]	—	—	—	0.03
Restructuring charges[2]	0.04	—	0.04	—
Non-cash impairment charges[3]	—	—	1.09	—
Tax impact of stock-based compensation[4]	—	(0.01)	(0.05)	(0.03)
Adjusted diluted EPS	$0.71	$1.11	$4.21	$4.20

Effective tax rate	19.1%	17.9%	17.7%	19.8%
Restructuring charges[2]	0.1%	—%	—%	—%
Non-cash impairment charges[3]	—%	—%	1.5%	—%
Tax impact of stock-based compensation[4]	0.1%	0.6%	1.2%	0.4%
Adjusted effective tax rate	19.3%	18.5%	20.4%	20.2%

1    On January 13, 2022, the company completed the acquisition of Intimidator. Acquisition-related costs for the fiscal year ended October 31, 2023 represent integration costs. Acquisition-related costs for the three and twelve month periods ended October 31, 2022 represent transaction and integration costs.
2    In October of fiscal 2023, the company initiated a restructuring program expected to be completed by the end of the first quarter of fiscal 2024. The anticipated costs associated with the program include severance, termination benefits, and other exit-related expenses. Restructuring charges for the fiscal year ended October 31, 2023 represent accrued severance costs.
3    At the end of the third quarter of fiscal 2023, the company recorded non-cash impairment charges within its Professional reportable segment related to the Intimidator operating segment.
4    The accounting standards codification guidance governing employee stock-based compensation requires that any excess tax deduction for stock-based compensation be immediately recorded within income tax expense. Employee stock-based compensation activity, including the exercise of stock options, can be unpredictable and can significantly impact net earnings, net earnings per diluted share, and effective tax rate. These amounts represent the discrete tax benefits recorded as excess tax deductions for stock-based compensation during the three and twelve month periods ended October 31, 2023 and October 31, 2022.
Reconciliation of Non-GAAP Liquidity Measures
The company defines free cash flow as net cash provided by operating activities less purchases of property, plant, and equipment, net of proceeds from insurance claim. Free cash flow conversion percentage represents free cash flow as a percentage of net earnings. The company considers free cash flow and free cash flow conversion percentage to be non-GAAP liquidity measures that provide useful information to management and investors about the company's ability to convert net earnings into cash resources that can be used to pursue opportunities to enhance shareholder value, fund ongoing and prospective business initiatives, and strengthen the company's Consolidated Balance Sheets, after reinvesting in necessary capital expenditures required to maintain and grow the company's business.
The following table provides a reconciliation of non-GAAP free cash flow and free cash flow conversion percentage to net cash provided by operating activities, which is the most directly comparable financial measure calculated and reported in accordance with U.S. GAAP, for the twelve month periods ended October 31, 2023 and October 31, 2022:

	Twelve Months Ended
(Dollars in millions)	October 31, 2023	October 31, 2022
Net cash provided by operating activities	$306.8	$297.2
Less: Purchases of property, plant, and equipment, net of proceeds from insurance claim	142.4	143.5
Free cash flow	164.4	153.7
Net earnings	$329.7	$443.3
Free cash flow conversion percentage	49.9%	34.7%
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